CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-140341 on Form S-8 of our reports dated June 27, 2008, relating to the consolidated financial statements of Mindray Medical International Limited, and the effectiveness of Mindray Medical International Limited’s internal control over financial reporting appearing in the Annual Report on Form 20-F of Mindray Medical International Limited for the year ended December 31, 2007.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.
Shenzhen, China
June 27, 2008